Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-126054, 333-46936 and 333-79643) of Nautilus, Inc. of our report dated June 29, 2011, with respect to the statement of net assets available for benefits of Nautilus, Inc. 401(k) Savings Plan as of December 31, 2010, and the related statement of changes in net assets available for benefits for the year then ended, and the supplemental schedule - schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 11-K for the Nautilus, Inc. 401(k) Savings Plan. Our report refers to the adoption by the Plan in 2010 of the provisions under ASC 962 Plan Accounting - Defined Contribution Pension Plans (ASU 2010-25).

/s/ Perkins & Company, P.C.
Portland, Oregon
June 29, 2011